Onvia, Inc. Reports Second Quarter 2015 Results

Second quarter subscription revenue increased 7% over second quarter 2014; Annual Contract Value increased 8% over second quarter 2014

SEATTLE, Aug. 13, 2015 /PRNewswire/ -- Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government-business intelligence, announced its financial results for the second quarter ended June 30, 2015.

Q2 2015 Financial and Operational Highlights

  Subscription revenue up 7% to $5.4 million compared to Q2 2014
  Total revenue increased 6% to $5.9 million compared to Q2 2014
  Annual Contract Value (ACV) increased 8% to $21.9 million vs. Q2 2014
  Annual Contract Value per Client (ACVC) up 15% to $6,883 vs. $5,999 in Q2 2014
  Adjusted EBITDA of $653,000 in Q2 2015 compared to $714,000 in Q2 2014
  Net income of $80,000 in Q2 2015 vs. $117,000 net loss in Q2 2014

For more information about ACV and ACVC, see "Key Metric Definitions" below.

Q2 2015 Operational Summary Table

	Q2 15	Q1 15	Change %	Q2 14	Change %

Annual Contract Value (ACV) (in millions)	$ 21.9	$ 21.8	0%	$ 20.3	8%
Content Licenses (in millions)	1.8	1.8	0%	2.0	-10%
Total Contract Value (in millions)	$ 23.7	$ 23.6	0%	$ 22.3	6%

Total Clients	3,200	3,250	-2%	3,400	-6%
Annual Contract Value per Client (ACVC)	$6,883	$6,729	2%	$5,999	15%

Second Quarter 2015 Financial Results

Subscription revenue for the quarter ended June 30, 2015 grew 7% over the same period in 2014. The growth in subscription revenue reflects a sustained growth in ACV over the past year and improved retention of existing clients compared to the same period last year.

Total revenue for the quarter ended June 30, 2015 was $5.9 million, up 6% compared to the same period last year. In addition to subscription revenue, total revenue includes content license and report revenue.

Gross margin was 86% and 85% in Q2 2015 and Q2 2014, respectively. Our cost of revenue primarily consists of payroll-related expenses associated with the research, capture and enhancement of data in our proprietary database. Certain amounts in cost of revenue for 2014 have been reclassified as operating expenses to conform to current period presentation.

Operating expenses in Q2 2015 increased 3% to $5.0 million from $4.8 million in Q2 2014. This increase was primarily due to payroll related investments incurred to support our initiatives in marketing and product development.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and non-cash stock-based compensation) for the quarter ended June 30, 2015 decreased 8% to $653,000 from $714,000 in Q2 2014.

Net income was $80,000, or $0.01 cents per diluted share, in Q2 2015 compared to net loss of $117,000, or $(0.02) cents per diluted share, in Q2 2014.

At June 30, 2015, cash, cash equivalents and available for sale investments increased to $8.4 million compared to $8.0 million at the end of 2014.

2015 Operational Initiatives

In 2015, Onvia is executing three initiatives intended to build on recent results and further accelerate growth in subscription revenue and Adjusted EBITDA.

The first 2015 initiative is to further accelerate year over year bookings growth. This growth is planned in three key areas: sales to new customers, contract enhancements with existing customers and improved retention of our existing customers. The measure of success for this initiative includes the growth in ACV and ACVC, and improvement in dollar retention.

ACV increased by 8% to $21.9 million in Q2 2015 from $20.3 million one year ago. The continued growth in ACV indicates that new client acquisitions, contract expansions and improving client retention rates have more than offset the impact of client attrition. ACV represents the aggregate annual value of subscription contracts and is a leading indicator of future revenue growth. Growth rate in ACV can fluctuate from period to period based on timing in the amount of ACV available for renewal in addition to the mix of tenured and first year clients expiring in each period as tenured clients tend to renew at a higher rate than first year clients.

ACVC increased 15% to $6,883 in Q2 2015 compared to $5,999 in Q2 2014. Growth in ACVC demonstrates the Company's success in acquiring and retaining clients with a strategic interest in the public sector at a regional or national level. Companies within this target market typically have higher ACVC and renew at higher rates.

New client ACVC decreased 21% to $12,464 from $15,759 in Q2 2014. New client ACVC will fluctuate from period to period based on the mix of product levels included in acquisition bookings for a particular period.

Dollar retention is a measurement of how effectively the Client Success team has retained and expanded existing subscription contracts. For the twelve months ended June 30, 2015, dollar retention increased to 89% from 86% in the same period last year and from 88% compared to the twelve months ended March 31, 2015. Dollar retention can fluctuate from period to period due to the mix of first year and tenured clients expiring in each period. For more information about dollar retention, see "Key Metric Definitions" below.

The second 2015 initiative is to enhance the existing Onvia platform and provide improved content which further aligns to customer needs. This initiative includes the continued rollout of Onvia 7 search features to our target market clients. We measure the success of this initiative through the effectiveness of product releases and the impact on ACVC and dollar retention.

In 2014, we completed the software changes to the Onvia platform to include the new Onvia 7 user interface. Through the first half of 2015, we made progress building proprietary ontologies for each of our target markets served. We expect to migrate the majority of clients in our target markets to the new Onvia 7 search paradigm by the end of 2015. Some of our larger clients that operate in more than one market will likely be migrated in the first quarter of 2016 since all of the ontologies will need to be completed before these larger clients can be migrated.

"Early feedback from our clients who have migrated to Onvia 7 has been very encouraging," stated Hank Riner, Onvia's President and Chief Executive Officer. Mr. Riner continued, "Onvia 7 leverages our proprietary ontology, language rules and business process to identify and organize opportunities based upon the essence of a project. Today the market relies on traditional keyword searching, which is notorious for missing valuable projects and delivering irrelevant content. Onvia 7 increases the number of targeted results and reduces search noise to support a more efficient business development process for our clients."

The third and final 2015 initiative is to improve the existing information technology infrastructure as a means to reduce complexity, accelerate product development and reduce costs long-term. We continue to focus this initiative on three major areas. The first focus is moving to an open source search technology which will increase our capacity for search and improve search speed. We have identified the technology of choice, have completed the architecting work and development is in progress. Secondly, we'll be changing database structures to allow for faster more agile product enhancements in the future. The technology of choice has been identified and the initial phase of this project has been released. The next phase is intended to be released in Q1 2016. Finally, we are addressing areas where data capture can be further automated to allow for cost effective scaling of data aggregation. We do not anticipate annual capital expenditures to increase over historical levels as a result of these technology improvements.

Conference Call
Onvia will hold a conference call later today (August 13, 2015) to discuss its second quarter results. Onvia's CEO, Hank Riner, and CFO, Cameron Way, will host the call starting at 4:30 p.m. Eastern Time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Thursday, August 13, 2015
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-In Number: 1-877-876-9177
International: 1-785-424-1666
Conference ID#: ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of Onvia's website at www.onvia.com. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until September 13, 2015:

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pass-code: 115611

Use of Non-GAAP Financial Information
Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the Company's liquidity. Onvia defines Adjusted EBITDA as net income / (loss) before interest expense and other non-cash financing costs; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including Onvia's competitors) may define Adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See "Reconciliation of GAAP Net Loss to Adjusted EBITDA" below for further information on this non-GAAP measure and for a reconciliation of GAAP Net Loss to Adjusted EBITDA for the periods indicated.

Onvia, Inc.
Reconciliation of GAAP Net Income/(Loss) to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014

GAAP net income/(loss)	$ 80	$ (477)	$ (117)	$ (397)	$ (206)

Reconciling items from GAAP to adjusted EBITDA
Interest and other income, net	(22)	(2)	(2)	(24)	(5)
Depreciation and amortization	573	649	803	1,222	1,619
Stock-based compensation	22	22	30	44	84

Adjusted EBITDA	$ 653	$ 192	$ 714	$ 845	$ 1,492

Key Metric Definitions
Onvia also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV) and dollar retention. These metrics are not financial measures calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations.

ACV represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of Onvia's revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. Onvia also receives revenue from multi-year content distribution partnerships, stand-alone management reports, document download services, and list rental services, which are not included in the calculation of ACV.

Dollar retention is calculated on a percentage basis by dividing the contract value of subscription contracts renewed, including the value of contract upgrades, during the most recent twelve-month period by the total value of subscription contracts expiring over the same period. Dollar retention measures the percentage of dollars retained from the population of expiring contracts over a twelve month period.

Forward-Looking Statements
This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Words such as "believe," "intend," "plan," "expect," "should," "indicate" and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding Onvia's future results of operations, the progress to be made on the 2015 initiatives, Onvia's future financial flexibility and future cash flows and Onvia's future product and content offerings. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia fails to increase and retain contract value of customers using the "target market" strategy; Onvia fails to execute properly on new products, or customers fail to adopt these products or services; Onvia's investment in the Onvia platform and new content fail to improve sales penetration and client retention rates; and changes made to Onvia's technology infrastructure fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections, as applicable, in Onvia's Annual Report on Form 10-K for the year December 31, 2014.

Any forward-looking statement made by Onvia in this release is as of the date indicated. Factors or events that could cause Onvia's actual results to differ may emerge from time to time, and it is not possible for Onvia to predict all of them. Onvia assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia, Inc.
For more than 15 years Onvia (NASDAQ: ONVI) has been delivering the data and tools companies rely on to succeed in the government contracting market. Onvia tracks and reports the spending of tens of thousands of federal, state and local government agencies, giving companies a single source for conducting business with government. For information about Onvia, visit http://www.onvia.com/.

Onvia, Inc.
Condensed Consolidated Statements of Operations
Three and Six Months Ended June 30, 2015 and June 30, 2014

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)		(In thousands, except per share data)

Revenue
Subscription	$ 5,368	$ 5,003	$ 10,631	$ 10,028
Content license	430	463	892	937
Management information reports	41	42	89	95
Other	55	59	127	123

Total revenue	5,894	5,567	11,739	11,183

Cost of revenue	838	849	1,631	1,674

Gross margin	5,056	4,718	10,108	9,509

Operating expenses:
Sales and marketing	3,118	2,891	6,208	5,825
Technology and development	1,062	1,021	2,094	2,141
General and administrative	818	925	2,227	1,754

Total operating expenses	4,998	4,837	10,529	9,720

Income/(Loss) from operations	58	(119)	(421)	(211)

Interest and other income, net	22	2	24	5
Net income/( loss)	$ 80	$ (117)	$ (397)	$ (206)

Unrealized loss on available-for-sale securities	-	(1)	-	-

Comprehensive income/(loss)	$ 80	$ (118)	$ (397)	$ (206)

Basic net income/(loss) per common share	$ 0.01	$ (0.02)	$ (0.05)	$ (0.03)

Diluted net income/(loss) per common share	$ 0.01	$ (0.02)	$ (0.05)	$ (0.03)

Basic weighted average shares outstanding	7,413	7,395	7,404	7,373

Diluted weighted average shares outstanding	7,578	7,395	7,404	7,373

Onvia, Inc.
Condensed Consolidated Balance Sheets

	June 30, 2015	December 31, 2014
	(Unaudited)
	(In thousands, except share data)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 2,052	$ 1,577
Short-term investments, available-for-sale	6,335	6,436
Accounts receivable, net of allowance for doubtful accounts of $31 and $42	1,093	1,735
Prepaid expenses and other current assets	949	682

Total current assets	10,429	10,430

LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	1,194	1,358
Internal use software, net of accumulated amortization	5,143	5,059
Other long-term assets	179	181

Total long term assets	6,516	6,598

TOTAL ASSETS	$ 16,945	$ 17,028

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 1,005	$ 873
Accrued expenses	833	1,098
Unearned revenue, current portion	8,608	8,478
Other current liabilities	91	82

Total current liabilities	10,537	10,531

LONG TERM LIABILITIES:
Unearned revenue, net of current portion	576	405
Deferred rent, net of current portion	618	590
Other long-term liabilities	56	69

Total long term liabilities	1,250	1,064

TOTAL LIABILITIES	11,787	11,595

STOCKHOLDERS' EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,666,374 and 8,643,460 shares issued; and 7,423,567 and 7,400,653 shares outstanding	1	1
Treasury stock, at cost: 1,242,807 and 1,242,807 shares	(4,398)	(4,398)
Additional paid in capital	353,973	353,852
Accumulated other comprehensive loss	-	(1)
Accumulated deficit	(344,418)	(344,021)

Total stockholders' equity	5,158	5,433

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 16,945	$ 17,028

Onvia, Inc.
Condensed Consolidated Statements of Cash Flows
Six Months Ended June 30, 2015 and June 30, 2014

	Six Months Ended June 30,
	2015	2014
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (397)	$ (206)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,222	1,619
Stock-based compensation	44	84
Loss on sale of property and equipment	2	-
Change in operating assets and liabilities:
Accounts receivable	642	214
Prepaid expenses and other assets	(265)	(130)
Accounts payable	10	(152)
Accrued expenses	(265)	(171)
Unearned revenue	301	(51)
Deferred rent	37	46

Net cash provided by operating activities	1,331	1,253

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(110)	(174)
Additions to internal use software	(932)	(1,138)
Purchases of investments	(4,062)	(6,201)
Sales of investments	-	1,570
Maturities of investments	4,163	3,370
Proceeds from sale of equipment	8	-

Net cash used in investing activities	(933)	(2,573)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	-	(126)
Proceeds from exercise of stock options and purchases under employee stock purchase plan	77	227

Net cash provided by financing activities	77	101

Net increase / (decrease) in cash and cash equivalents	475	(1,219)

Cash and cash equivalents, beginning of period	1,577	2,073

Cash and cash equivalents, end of period	$ 2,052	$ 854

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CONTACT: Cameron Way, Chief Financial Officer, Tel 206-373-9034, cway@onvia.com